As filed with the Securities and Exchange Commission on April 6, 2020

Registration No. 333-50870

Registration No. 333-184380

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-50870

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184380

Under

THE SECURITIES ACT OF 1933

SOUTHWEST GEORGIA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	58-1392259
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

201 First Street, S.E.

Moultrie, Georgia 31768
(229) 985-1120

(Address of Principal Executive Offices)

Southwest Georgia Financial Corporation Key Individual Stock Option Plan

Directors and Executive Officers Stock Purchase Plan

(Full title of the plans)

Donna T. (Dee Dee) Lowery

Chief Financial Officer

6480 U.S. Hwy. 98 West

Hattiesburg, Mississippi 39402

(601) 268-8998
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:

Mark C. Kanaly

William W. Hooper

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

(404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

Explanatory Note

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Southwest Georgia Financial Corporation, a Georgia corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	File No. 333-50870, originally filed with the Commission on November 28, 2000, pertaining to the registration of shares of Common Stock, issuable under the Southwest Georgia Financial Corporation Key Individual Stock Option Plan.
•	File No. 333-184380, originally filed with the Commission on October 11, 2012, pertaining to the registration of 200,000 shares of Common Stock, issuable under the Directors and Executive Officers Stock Purchase Plan.

On April 3, 2020, pursuant to that certain Agreement and Plan of Merger dated as of December 18, 2019 (the “Merger Agreement”), between the Registrant and The First Bancshares, Inc., a Mississippi corporation (“First Bancshares”), the Registrant merged with and into First Bancshares (the “Merger”).

In connection with the consummation of the Merger, the Registrant terminates the Registration Statements and deregisters the remaining securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, Mississippi, on April 6, 2020.

THE FIRST BANCSHARES, INC. As successor by merger to Southwest Georgia Financial Corporation

By:	/s/ Donna T. (Dee Dee) Lowery
Name:	Donna T. (Dee Dee) Lowery
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.